Exhibit 99.1

Shoulder Innovations Reports Third Quarter 2025 Financial Results and Increases Full-Year Revenue Guidance
Grand Rapids, MI – November 11, 2025 – Shoulder Innovations, Inc. (Shoulder Innovations, or the company) (NYSE: SI), a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, today reported financial results for the third quarter ended September 30, 2025.
Third Quarter & Recent Business Highlights
•Generated revenue of $11.8 million in the third quarter, a 58% increase over the same quarter last year
•Sold 1,584 total implant systems, a 53% increase over the prior year quarter
•Achieved gross margin of 76.2% for the third quarter
•Expanded I-Series humeral stem product line with the full commercial launch of the InSet™ 70
•Received FDA 510(k) clearance expanding I-Series humeral stem product line to include certain fracture indications
“We are very excited about our accelerating momentum through 2025, with first-half year-over-year revenue growth of 37% expanding to 58% in the third quarter, enabling us to increase our full-year revenue guidance,” said Rob Ball, CEO of Shoulder Innovations. “We continue to add new surgeon customers and drive rapid adoption of our advanced implant systems, while maintaining our focus on delivering additional innovations to market.”
Mr. Ball continued, “Looking ahead, we see substantial opportunities for further growth within our addressable $2.8 billion global market opportunity. Shoulder Innovations’ disruptive ecosystem of products, digital solutions, and differentiated commercial model, backed by strong clinical results and proprietary business intelligence capabilities, is addressing the challenges of shoulder arthroplasty. As we execute on commercial expansion, these strengths position us well to capture additional share, particularly as shoulder surgical care continues to grow in the outpatient setting.”
Third Quarter 2025 Financial Results
Net revenue in the third quarter of 2025 increased 58% to $11.8 million, compared to $7.5 million in the third quarter of 2024. The increase was due to an increase in the number of implant systems sold, as well as an increase in the number of new customers.
Gross margin in the third quarter of 2025 was 76.2%, compared to 76.5% in the third quarter of 2024.
Selling, general, and administrative expenses in the third quarter of 2025 increased 78% to $15.1 million, compared to $8.5 million in the third quarter of 2024. The increase was primarily due to increased headcount in the commercial organization, higher legal costs related to litigation, higher variable selling expenses, and increased costs associated with becoming a public company.
Research and development expenses in the third quarter of 2025 increased 40% to $1.5 million, compared to $1.1 million in the third quarter of 2024. The increase was due to investment in new product development efforts.
Operating loss in the third quarter of 2025 was $7.6 million, compared to a loss of $3.9 million in the third quarter of 2024. Net loss in the third quarter of 2025 was $8.7 million, compared to a net loss of $4.1 million in the third quarter of 2024. The increase in operating loss and net loss was primarily related to increased operating expenses and changes in the fair value of the company’s preferred stock warrant liability and convertible notes.
Adjusted EBITDA in the third quarter of 2025 was a loss of $7.5 million, compared to a loss of $2.9 million in the third quarter of 2024. The increase in loss was primarily due to the aforementioned increased operating expenses and changes in the fair value of the company’s preferred stock warrant liability and convertible notes.
As of September 30, 2025, cash and cash equivalents, and marketable securities totaled $137 million, which includes an aggregate of approximately $115 million of gross proceeds from the issuance of the company’s convertible notes in July 2025 and initial public offering, which closed on August 1, 2025.
2025 Financial Outlook
Shoulder Innovations now expects revenue for the full year 2025 to be in the range of $45 million to $46 million, representing growth of approximately 42% to 45% over full year 2024 revenue. This compares to prior guidance of $42 million to $44 million, representing growth of approximately 33% to 39% over full year 2024 revenue.
Conference Call
Management will host a conference call today, November 11, 2025, at 4:30 p.m. ET / 1:30 p.m. PT to discuss the company’s third quarter 2025 financial results. Those interested in listening to the conference call may do so by dialing (877) 407-8216 for domestic callers or (412) 902-1015 for international callers and providing access code 13756311. A live and archived webcast of the event will be available in the "Investor Relations" section of the Shoulder Innovations website at https://ir.shoulderinnovations.com.

Use of Non-GAAP Financial Measures and Key Business Metrics
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that non-GAAP financial measures can be useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions. We use and present Adjusted EBITDA for this purpose. We define Adjusted EBITDA as net loss before interest expense, net, income tax expense, depreciation and amortization, stock-based compensation expense. We have reconciled our historic non-GAAP financial measures to the applicable most comparable GAAP measures in this press release.
We believe that Adjusted EBITDA, together with a reconciliation to net loss, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. However, Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these potential limitations include: (i) other companies, including companies in our industry which have similar business arrangements, may report Adjusted EBITDA, or similarly titled measures but calculate them differently, which reduces their usefulness as comparative measures; (ii) although depreciation and amortization expenses are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditures for such replacements or for new capital expenditure requirements; (iii) Adjusted EBITDA also does not reflect changes in, or cash requirements for, our working capital needs or the potentially dilutive impact of stock-based compensation; and (iv) Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on existing or future debt that we may incur. Because of these and other limitations, you should consider Adjusted EBITDA only as supplemental to other GAAP-based financial measures.
In addition, we believe that the number of implant systems sold is a key business metric and a useful indicator of our ability to drive demand for our implant systems, generate net revenue and expand our business. We regularly review a number of operating and financial metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate our business plan and make strategic decisions.
About Shoulder Innovations
Shoulder Innovations is a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, with a current offering of advanced implant systems for shoulder arthroplasty. These systems are a core element of Shoulder Innovations’ ecosystem, which is designed to improve core components of shoulder surgical care – preoperative planning, implant design and procedural efficiency – to benefit each stakeholder in the care chain. Shoulder Innovations’ ecosystem is also comprised of enabling technologies, efficient instrument systems, specialized support and surgeon-to-surgeon collaboration. Together, these elements seek to address the long-standing clinical and operational challenges in the shoulder surgical care market by delivering predictable outcomes, procedural simplicity, and efficiency across all sites of care.

Forward-Looking Statements
This press release contains, and other communications of the company may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “outlook,” “forecast,” “target,” “trend,” “plan,” “goal,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.”
Statements concerning the company’s future are forward-looking statements, and are based on management’s current expectations, assumptions and beliefs about the company’s business, financial performance, creation of long-term shareholder value, operating results, the industry in which we operate and possible future events. These statements include, but are not limited to, statements regarding the company’s anticipated growth prospects and future operating and financial performance. Forward-looking statements convey the company’s expectations, intentions, or forecasts about future events, circumstances, results, or aspirations. Forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, assumptions and other important factors, which may change over time and many of which are beyond the company’s control, and which could cause the company’s actual results to materially and adversely differ from those expressed in any forward-looking statement, including (i) our history of significant net losses; (ii) failure to manage the growth of our business; (iii) our inability to compete successfully against our existing or potential competitors; (iv) failure to develop, retain, or expand an effective dedicated commercial leadership team; (v) risks associated with litigation; (vi) our dependence upon the adoption of our implant systems by hospitals, ambulatory surgery centers, surgeons and patients; (vii) our ability to enhance our implant systems, expand our indications and develop and commercialize additional products in a timely manner; (viii) risks associated with our third-party manufacturers and suppliers; (ix) demand forecasts for our implant systems; (x) our ability to demonstrate to shoulder specialists or key opinion leaders the merits of our implant systems; (xi) federal and state healthcare laws and government regulation and oversight over our devices and operations; (xii) our ability to obtain and maintain patent and other intellectual property protection over our products; (xiii) risks associated with our common stock; and (xiv) the other important factors described in our most recently filed Quarterly Reports on Form 10-Q and subsequent other filings with the Securities and Exchange Commission.
These documents are available in the Investor Relations section of the company’s website at www.shoulderinnovations.com (information on the website is not incorporated by reference into this presentation and should not be considered part of this document).
You should not place undue reliance on forward-looking statements. The information in this press release is provided as of today’s date only, and, except as required by federal securities law, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or for any other reason after today.

Contact
Brian Johnston or Sam Bentzinger
Gilmartin Group LLC
ir@shoulderinnovations.com

Shoulder Innovations, Inc.
Condensed Statements of Operations and Comprehensive Loss
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net Revenue	$11,756	$7,454	$32,901	$22,898
Cost of Goods Sold	2,795	1,753	7,756	5,325
Gross Profit	8,961	5,701	25,145	17,573
Selling, General, and Administrative Expenses	15,077	8,492	38,428	25,368
Research and Development	1,525	1,090	4,514	3,322
Operating Loss	(7,641)	(3,881)	(17,797)	(11,117)
Other Expense
Interest expense, net	78	316	661	925
Change in fair value of convertible notes, net	2,217	—	2,217	—
Change in fair value of Series E purchase option	—	—	11,719	—
Other expense (income), net	(1,207)	(142)	193	(215)
Total Other Expense	1,088	174	14,790	710
Loss before income tax expense	(8,729)	(4,055)	(32,587)	(11,827)
Income Tax Expense	—	—	—	—
Net Loss	(8,729)	(4,055)	(32,587)	(11,827)

Other Comprehensive (loss), net
Unrealized gain (loss) on marketable securities	(43)	61	(158)	46
Total Other Comprehensive loss (income), net	(43)	61	(158)	46
Comprehensive loss	$(8,772)	$(3,994)	$(32,745)	$(11,781)

Net loss per share attributed to common stock – basic and diluted:
Net loss per share	$(0.64)	$(68.31)	$(7.00)	$(203.81)
Weighted average shares outstanding:
Weighted average common shares outstanding – basic and diluted	13,604,556	59,372	4,652,825	58,031

Shoulder Innovations, Inc.
Condensed Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$54,934	$6,123
Marketable securities	82,354	8,921
Trade accounts receivable, net of allowance for credit losses	7,079	5,122
Inventories, net	19,358	13,955
Prepaid expenses	1,710	431
Other current assets	1,175	573
Total Current Assets	166,610	35,125
Property and equipment, net	10,846	7,487
Operating lease right-of-use asset	131	68
Intangible assets, net	175	400
Total Assets	177,762	43,080
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	8,877	4,860
Current operating lease obligations	70	47
Accrued liabilities	6,072	2,740
Total Current Liabilities	15,019	7,647
Long-Term Liabilities
Preferred stock warrant liability	—	970
Long-term debt	14,848	14,658
Other long-term liabilities	63	25
Total Long-Term Liabilities	14,911	15,653
Total Liabilities	29,930	23,300
Commitments and contingencies
Convertible Preferred Stock	—	74,475
Stockholders’ Deficit
Common stock, $0.001 par value, 730,000,000 and 212,366,763 shares authorized and 20,584,787 and 83,882 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively.	21	1
Preferred stock, $0.001 par value, 20,000,000 and no shares authorized and no shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively.	—	—
Additional paid-in capital	237,400	2,148
Accumulated deficit	(89,628)	(57,041)
Accumulated other comprehensive income	39	197
Total Stockholders’ Equity (Deficit)	147,832	(54,695)
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)	$177,762	$43,080

Shoulder Innovations, Inc.
Reconciliation of Reported Net Loss to Adjusted EBITDA
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(8,729)	$(4,055)	$(32,587)	$(11,827)
Interest expense, net	$78	$316	$661	$925
Income tax expense	$—	$—	$—	$—
Depreciation and amortization expense	$843	$564	$2,228	$1,577
Stock-based compensation expense	$298	$237	$615	$575
Adjusted EBITDA	$(7,510)	$(2,938)	$(29,083)	$(8,750)